Exhibit 99.1

One Medical Appoints Scott C. Taylor to Board of Directors

San Francisco, June 8, 2021 -- One Medical (NASDAQ: ONEM), a leading national technology-powered primary care organization, today announced the appointment of Scott C. Taylor to its board of directors. As the former Executive Vice President, General Counsel and Corporate Secretary of Symantec Corporation (now called NortonLifeLock), Mr. Taylor has deep expertise in corporate compliance and governance as well as acumen in government affairs, public policy, corporate responsibility, and philanthropy and ethics. He is a seasoned executive with decades of experience as a leader in numerous industries across various stages of business growth.

"We are so pleased to welcome Scott C. Taylor to the board," said Amir Dan Rubin, Chair & CEO of One Medical. “Scott brings a distinguished career background with leading technology-driven organizations, and significant executive leadership experience having served as General Counsel for a public company. Scott also brings significant board experience, including with public companies.

“I am delighted to join One Medical’s board and help advance the organization’s compelling mission to transform healthcare,” said Taylor. “This is such an exciting time at the company, and I’m looking forward to contributing as a board member.”

From 2007 to 2020, Mr. Taylor served as Executive Vice President, General Counsel and Corporate Secretary of Symantec Corporation (now NortonLifeLock, Inc.), a cybersecurity software and services company. Prior to Symantec, Mr. Taylor was Chief Administrative Officer, Senior Vice President and General Counsel of Phoenix Technologies Ltd., a system software company, from 2002 to 2007. Mr. Taylor currently serves as a director of J2 Global Inc., a Web-based communications and cloud services company, Piper Sandler Companies, an investment bank and institutional securities firm, and Western Technology Investment, a venture-debt firm. Previously, Mr. Taylor served as a director of DigiCert Inc., VirnetX, Inc. and VeriSign Japan K.K. Mr. Taylor holds a juris doctorate from George Washington University, and a bachelor’s degree in International Relations from Stanford University. We believe Mr. Taylor is qualified to serve on our board of directors because of his public company management and board experience.

About One Medical
One Medical is a membership-based and technology-powered primary care platform with seamless digital health and inviting in-office care, convenient to where people work, shop, live, and click. Our vision is to delight millions of members with better health and better care while reducing costs. Our mission is to transform health care for all through our human-centered, technology-powered model. Headquartered in San Francisco, 1Life Healthcare, Inc. is the administrative and managerial services company for the affiliated One Medical physician-owned professional corporations that deliver medical services in-office and virtually. 1Life and the One Medical entities do business under the “One Medical” brand.

Investor Contact:
Rose Salzwedel, One Medical
Director of Investor Relations
investor@onemedical.com
206-331-2211

Media Contact:
Kristina Skinner, One Medical
Senior Director of External Communications
press@onemedical.com
650-743-5187